Exhibit 10.54

BPGIC TANK TERMINAL PHASE II-FUJAIRAH

CONTRACT FOR THE PROVISION OF PROJECT MANAGEMENT
CONSULTANCY (PMC) SERVICES AGREEMENT

Prepared for

Brooge Petroleum And Gas Investment Company FZC (BPGIC)

MUCOG Ref.	182901-PMO-CONT-001 Rev. 0
26 July 2018

MUC Oil & Gas Engineering Consultancy P.O. Box 67647, Sharjah, UAE Tel: +971 6 550 6555 Fax: +971 6 550 6953	www.mucog.com front@mucog.com

I. REVISION HISTORY

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This Consulting Agreement (the “Agreement”) is entered into on [Date 03-09-2018] by and between:

a)	Brooge Petroleum & Gas Investment Company FZC (BPGIC) of P.O. Box 50170, Fujairah, United Arab Emirates (Hereinafter referred as the “Client” which expression shall include its successors in title and assigns) of the one part; and

b)	MUC Oil and Gas Engineering Consultancy LLC of P.O. Box 4986, Fujairah (Hereinafter referred as “the Consultant”) of the other part.

1.	AGREEMENT

1.1	The Client desires to undertake the Project and wishes to appoint and has accepted a proposal by the Consultant for the performance of such Services, and Consultant is willing to accept such appointment and provide the Services, and such Additional Services as the Client may require, upon the terms and conditions contained in this Agreement.

Now, therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.1.1.	In this Agreement word and expressions shall have the same meanings as are respectively assigned to them.

1.1.2.	The understanding reached by the Parties for the execution of the PMC Services as discussed vide Contract Ref: 152902-PMO-CONT-001 Rev.1 Dated 8th Nov. 2015; is hereby referred. Therein the cost and the fees for the provisions of the PMC services were mutually agreed to be discussed thereafter. This Contract seeks to formalise the scopes of PMC Services and the associated fees for the BPGIC Phase II Project.

1.1.3.	The Following documents shall be deemed to form and be read and construed as part of the Agreement. Any inconsistency or discrepancy between these documents shall be resolved in the following order of priority:

(a)	The Conditions of Client/Consultant Model Services Agreement (General Conditions)

(b)	Proposal by the Consultant reference 1829AA-BD-PRP-001 Rev. 0 dated 26 –July– 2018

(c)	The Appendices, namely:

i.	Appendix 1- Scope of Services.
ii.	Appendix 2- Equipment, Facilities and Services of Others to be provided by the Client or Others.
iii.	Appendix 3- Remuneration and Payment
iv.	Appendix 4- Time Schedule for the Services

1.1.4.	In consideration of the payments to be made by the Client to the Consultant under this Agreement, the Consultant hereby agrees with the Client to perform the Services in conformity with the provisions of the Agreement.

1.1.5.	The Client hereby agrees to pay the Consultant in consideration of the performance of the Services such amount as may become payable under the provisions of the Agreement at times and in the manner prescribed by the Agreement.

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1.1.6.	Both parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms and further agree that it is the entire agreement between the parties hereto superseding all prior agreements, written or oral, relating to the subject matter hereof. No modification or waiver of any provision shall be binding unless in writing signed by the Party against whom such modification or waiver is sought to be enforced.

1.1.7.	Any additions, amendments and variations to this Agreement shall be binding only if in writing and signed by the duly authorized representatives of the Client and the Consultant. This Agreement supersedes any previous agreements or arrangements between the parties in respect of the Services and any Additional Services (whether oral or written) and represents the entire understanding between the parties in relation thereto.

1.1.8.	This Agreement embodies the entire contract between Client and Consultant with respect to Services. Parties shall not be bound by or be liable for any statement, representation, promise, inducement or understanding of any kind or nature not set forth herein. No changes, amendments or modifications of the terms or conditions of this Agreement shall be valid unless reduced to writing and signed by both Parties.

1.1.9.	This Agreement shall come into force on the Effective Date; which shall be when this Agreement is signed by both Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year below in accordance with the Laws of United Arab Emirates.

AUTHORISED SIGNATURE(S) OF CLIENT		AUTHORISED SIGNATURE(S) OF CONSULTANT

Name:	N.L. Paardenkocper	Name:	Mohammad Shaan

Position:	CEO	Position:	M.D.

Signature	/s/ N.L. Paardenkocper	Signature	/s/ Mohammad Shaan

Date:	03 September 2018	Date:	03 September 2018

In the presence of:		In the presence of:

Name	Anita Derrick Coutenho	Name	Bamebopa Ibrahim

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2.	CONDITIONS OF CLIENT / CONSULTANT MODEL SERVICES AGREEMENT (GENERAL CONDITIONS)

2.1.	Definitions: The following words and expressions shall have the meaning assigned to them except where the context otherwise requires:

2.1.1.	“Additional Services” means the additional services defined in Clause 11;

2.1.2.	“Agreed Compensation” means sums as defined in Appendix 3 [Remuneration and Payment] which are payable under the Agreement.

2.1.3.	“Agreement” means the Conditions of the Client/Consultant Model Services Agreement (General Conditions) together with Appendix 1 [Scope of Services], Appendix 2 [Personnel, Equipment, Facilities and Services of Others to be Provided by the Client], Appendix 3 [Remuneration and Payment], Appendix 4 [Time Schedule for Services], and letter of offer and acceptance.

2.1.4.	“Claim” means any claim, litigation, arbitration, dispute, proceeding, cause of action, demand or suit (including by way of contribution or indemnity);

2.1.5.	“Client/Employer” means Brooge Petroleum And Gas Investment Company FZC, (BPGIC), Fujairah, UAE

2.1.6.	“Confidential Information” means all information in whatsoever form (oral, written, electronic or visual) relating to the Project ; containing or consisting of material of a technical, operational, administrative, economic, planning, business or financial nature or in the nature of intellectual property rights which include without limitation business records, telecommunication, designs, the infrastructure and equipment, software, products, costs and prices, sources, research, personnel records, training and instruction manuals, presentations, company records, and regulatory approvals.

2.1.7.	“Consultant” means MUC Oil and Gas Engineering Consultancy LLC; employed by the Client to provide the Services and legal successors to the Consultant and permitted assignees. Project Management Consultant (PMC) has the same meaning as Consultant.

2.1.8	“Contractor” means any and all persons, firms, companies or partnerships (including their subcontractors), other than the Consultant, contracted by Client to carry out works or services related to the Project.

2.1.9.	“Country to which the Project relates is United Arab Emirates (UAE)

2.1.10.	“Day” means the period between anyone midnight and the next in the United Arab Emirates according to the Gregorian calendar;

2.1.11.	“Effective Date” means the date first above written in Agreement Preamble on which the Agreement comes into force and the Parties’ obligations in respect thereof commence.

2.1.12.	“EPC” means detailed engineering, procurement, construction and commissioning works and services that are to be performed by the EPC Contractor for the Project.

2.1.13.	“EPC Contractor” means any and all persons, firms, companies or partnerships (including their subcontractors) contracted by Client to carry out EPC works or services related to the Project.

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2.1.14.	“EPC Master Programme” means the master programme for the EPC works performed by the EPC Contractor for the Project, prepared by the EPC Contractor, as updated and amended from time to time in accordance with the EPC Contract.

2.1.15.	“Party and Parties” means the Client and the Consultant and ‘third party’ means any other person or entity as the context requires;

2.1.16.	“Personnel” means persons hired by the Consultant or by any sub consultant as employees and assigned to the performance of the Services or any part thereof.

2.1.17.	“Project” means the development of BPGIC Terminal Phase II at Fujairah in United Arab Emirates (UAE) for the Client; for which Services are desired.

2.1.18.	“Services” means the services defined in Appendix 1 [Scope of Services] to be performed by the Consultant in accordance with the Agreement which comprise Normal Services and Additional Services.

2.1.19.	“Works” means the permanent works (if any) to be executed (including the goods and equipment to be supplied to the Client) for the achievement of the Project.

2.1.20.	“Site” means the place where the Works are to be executed, including storage and working areas, and to which plant and materials are to be delivered, and any other places as may be specified in the Contract as forming part of the Site.

2.1.21.	“Third Party” means any person or entity other than the Client and the Consultant.

2.1.22.	“FIDIC” means the Federation Internationale des Ingenieurs-Conseils, the international federation of consulting engineers.

2.1.23.	“Time for Completion”: The Time for Completion shall be as per the EPC Time Schedule for the Project.

2.1.24.	“Variation” means any and all changes in or relative to the Services mutually agreed by the Parties in accordance with the provisions of this Agreement.

2.1.25.	“Written” or “in-writing” means hand-written, type-written, printed or electronically made, and resulting in a permanent un-editable record.

2.2.	Interpretations

2.2.1.	The clause titles or headings appearing in this Agreement are for reference only and shall not affect its construction or interpretation.

2.2.2.	The singular includes the plural and vice versa where the context requires.

2.2.3.	The documents forming this Agreement are to be taken as mutually explanatory of one another. If there is a conflict between these documents, the last to be agreed shall prevail, unless otherwise specified in the Agreement.

2.2.4.	Words indicating one gender include all genders.

2.2.5.	Provisions including the word “agree”, “agreed” or “agreement” require the agreement to be recorded in writing, and signed by both Parties.

2.2.6.	References to persons shall include individuals, bodies’ corporate, unincorporated associations, partnerships and any organization or entity having legal capacity

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2.2.7.	References to any statute or statutory provision or order or regulation made there under shall include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof

2.2.8.	References in this Agreement to a “Law” or “Laws” shall be construed as a reference to the same as it or they may from time to time be amended, modified or re-enacted force.

2.2.9.	In all cases where consent is required to be given by any Party, it shall be construed to mean consent in writing.”

2.2.10.	Words importing persons shall include firms, companies and corporations and vice versa.

2.2.11.	Any reference to a clause, sub clause or schedule shall mean a clause, sub clause or schedule of this Agreement.

2.2.12.	The words “including” and “includes”, and any variants of those words, will be read as if followed by the words “without limitation”.

2.3.	Communications and Notice

2.3.1.	All notices to be given by either party to the other hereunder shall be given in writing and shall be served by personally delivering the same by hand to the office or address of that party specified above or to such other address as the party to be served shall have previously notified to the other for this purpose or by sending the same by recorded delivery post to such address.

2.3.2.	Notices to be served under the Agreement shall be in non-electronic written forms and will take effect from receipt at the addresses stated in this Agreement. Delivery can be by hand or by registered letter. All communications among all the Project Parties including the third parties, sub-contractor, shall be governed as per the Project Coordination and Communication Procedure, to be developed by the PMC subject to the approval of the Client. The Procedure shall outline the basic requirements to be adhered to during exchange of Project correspondence between Client, & Consultant and EPC Contractor.

2.3.3.	All matters discussed verbally or on telephone shall be formalized in writing within two (2) working days by the Party making the comments. The Consultant shall prepare minutes of meetings of all the meetings with the Client, for the Client’s approval, unless the Client agrees otherwise.

2.3.4.	A notice given under this Clause 2.3 is effective when actually received.

2.3.5.	The language for all notices or other communications under this Agreement shall be English. If there are versions or parts of this Agreement which are written in more than one language, the English version shall prevail.

2.3.6.	Addresses for Notice shall be as mentioned below

Client’s address:

Brooge Petroleum and Gas Investment Company FZC

P.O. Box: 50170, Fujairah

United Arab Emirates

Tel: +971 2 6333 116

Fax: +971 2 6333 490

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Consultant’s address:

MUC Oil & Gas Engineering Consultancy

P.O. Box: 4986, Fujairah

United Arab Emirates

Tel.: +971 9 228 1319

Fax: +971 9 228 1348

2.4.	Law and Languages

2.4.1.	The language or languages of this Agreement and the ruling language of this Agreement shall be English.

2.4.2.	This Agreement shall be governed by and construed in accordance with the laws of United Arab Emirates and of the Emirate of Abu Dhabi, United Arab Emirates

2.5.	Change in Legislation

2.5.1.	If after the date of the Agreement the cost or duration of the Services is altered as a result of changes in or additions to the laws or regulations in the Country in which the Services are required by the Client to be performed the agreed remuneration and time for completion shall be adjusted accordingly.

2.6.	Assignment

2.6.1.	The Consultant shall not assign the benefits, other than money, from the Agreement without the written consent of the Client.

2.6.2.	The Consultant shall not initiate or terminate any sub-contract for performance of all or part of the services without the written consent of the Client.

2.6.3.	Neither the Client nor the Consultant shall assign obligations under the Agreement without the written consent of the other Party.

2.7.	Intellectual Property Rights

2.7.1.	The Consultant retains the copyright of all the documents, deliverables, analysis, designs, drawings and reports (“Deliverables”) prepared by him and all revisions thereof and additions thereto.

2.7.2.	The Client shall only be entitled to use such Deliverables only in their original form or photocopy them such only for the Work and the purpose for which they are intended at no cost, and where such use is permitted by the Consultant, the Client hereby agrees not to modify and that the copyrights of such documents shall be maintained and at all-time vested with the Consultant. The Consultant hereby grants to the Client’s assignees and successors in title an irrevocable right to use the Deliverables or copy them only for the Work and the purpose for which they are intended at no cost.

2.8.	Publication

2.8.1.	The Consultant, either alone or jointly with others, can publish material relating to the Services. Publication shall be subject to approval of the Client if it is within two years of completion or termination of the Services

2.8.2.	All the services, information, deliverables including drawings, reports, discussions, calculations, etc. under this Agreement shall be treated strictly confidential by the Consultant, and shall not be disclosed to any Third Party without the written consent of the Client.

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2.9.	Conflict of Interest / Corruption and Fraud

2.9.1.	Client acknowledges that Consultant provides similar services for a broad range of other companies/clients and agrees that Consultant shall be free to work for other companies/clients in matters that do not involve the use of any Proprietary Information or Confidential Information that has been disclosed by Client under the terms of this Agreement or do not directly relate to the specific Services provided by Consultant to Client under this Agreement.

2.9.2.	Each Party shall use all efforts to prevent a conflict of interest situation from arising. Such efforts shall include, but not be limited to, establishing precautions to prevent its employees, agents, or representatives from making, receiving, providing or offering gifts, entertainment, payments, loans or other considerations for the purpose of influencing individuals to act contrary to the best interests of the other Party.

2.9.3.	In the performance of obligations under this Agreement, the Consultant and his agents and employees shall comply with all applicable laws, rules, regulations and orders of any applicable jurisdiction within UAE. The Consultant hereby represents, warrants and covenants that he will neither receive nor offer, pay or promise to pay either directly or indirectly, anything of value to a “public official” (as defined below)in connection with any business opportunities which are the subject of this Agreement. Furthermore, the Consultant shall notify the Client immediately in writing with full particulars in the event that the Consultant receives a request from any public official requesting illicit payments.

2.9.4.	A public official is:

(a)	any official or employee of any government agency or government-owned or controlled enterprise;

(b)	any person performing a public function;

(c)	any official or employee of a public international organization, such as The World Bank;

(d)	any candidate for political office; or

(e)	any political party or an official of political party.

2.10.	Force Majeure

2.10.1.	For the purposes of this Contract, “Force Majeure” means an event which is beyond the reasonable control of a Party and which makes a Party’s performance of its obligations under the Contract impossible or so impractical as to be considered impossible under the circumstances, and includes, but is not limited to, war, riots, civil disorder, earthquake, fire, explosion, storm, flood or other adverse weather conditions, strikes, lockouts or other industrial actions.

2.10.2.	Neither party shall be responsible for any delay or failure in performance, except obligations to make payments hereunder for work previously performed, to the extent that such delay or failure was caused by a force majeure event including an Act of God, war, civil disturbance, governmental action, labour dispute unrelated to the party claiming the force majeure event, or denial of access to the site or any other event beyond the reasonable control of the claiming party subjected to having both the parties mutually approve and treat such event as a Force Majeure as it occurs.

2.10.3.	Force Majeure shall not include (i) any event which is caused by the negligence or intentional action of a Party or such Party’s Sub Consultant or agents or employees, nor (ii) any event which a diligent Party could reasonably have been expected to both (A) take into account at the time of the conclusion of this Contract and (B) avoid or overcome in the carrying out of its obligations hereunder.

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2.10.4.	Force Majeure shall not include insufficiency of funds or failure to make any payment required hereunder.

2.10.5.	The failure of a Party to fulfil any of its obligations under the Contract shall not be considered to be a breach of, or default under this Contract insofar as such inability arises from an event of Force Majeure, provided that the Party affected by such an event; (a) has taken all reasonable precautions, due care and reasonable alternative measures in order to carry out the terms and conditions of this Contract; and (b) has informed the other Party in writing not later than fifteen (15) days following the occurrence of such an event.

2.10.6.	Performance under this Agreement shall resume promptly once the cause of delay or failure ceases and an equitable adjustment shall be made to the price and/or schedule of the Services pursuant to the provisions set out in Article 7.

Any period within which a Party shall, pursuant to this Contract, complete any action or task, shall be extended for a period equal to the time during which such Party was unable to perform such action as a result of Force Majeure.

2.11.	Changes to the Services

2.11.1.	Client may direct changes within the general Scope of Services. Upon notification of such direction, Consultant shall prepare an estimate of the additional cost and time required, if any, to perform the change. Upon mutual written agreement, Consultant shall perform the change and an equitable adjustment shall be made to the price and/or time schedule as appropriate. These paragraphs shall be subject to the provisions set out in Article 7.

2.12.	Proprietary Information and Confidentiality

2.12.1.	Proprietary information (“Proprietary Information”) developed or disclosed by either party under this Agreement shall include Confidential Information or shall be clearly labelled and identified as Proprietary Information by the disclosing party at the time of disclosure. Oral communications pertaining to the Services shall be presumed to be Proprietary Information unless otherwise indicated by the disclosing party.

2.12.2.	Each party shall handle Proprietary Information received from the other party in the same manner as the receiving party handles its own Proprietary Information. Disclosure of Proprietary Information shall be restricted to those individuals who need access to such Proprietary Information as needed to ensure proper performance of the Services.

2.12.3.	Neither party shall be liable for disclosure or use of Proprietary Information which: (1) was known by the receiving party at the time of the disclosure due to circumstances or events unrelated to this Agreement; (2) is generally available to the public without breach of this Agreement; (3) is disclosed with the prior written approval of the disclosing party; or (4) is required to be released by law or court order.

2.12.4.	Client shall not disclose the Deliverables relating to the Services to a third party without the prior written authorization of Consultant, except to bankers and financers provided that such disclosure is necessary for the Project and shall be governed by the Non-Disclosure Agreement signed between the Parties. Where applicable law requires immediate disclosure by Consultant, Consultant shall make its best efforts to give prior notice to Client. At Client’s request and expense, Consultant will assist Client in making such disclosures as may be required by law.

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2.12.5.	Each party shall return all Proprietary Information relating to this Agreement to the disclosing party upon request of the disclosing party or upon termination of this Agreement, whichever occurs first. Each party shall have the right to retain a copy of the Proprietary Information for the internal records and subject to the restrictions set forth in this section. This section shall survive termination of this Agreement.

2.13.	Relation between the Parties

2.13.1.	Nothing contained herein shall be construed as establishing a relation of master and servant or of principal and agent as between the Client and the Consultant. The Consultant, subject to this Contract, has complete charge of Personnel and Sub Consultant, if any, performing the Services and shall be fully responsible for the Services performed by them or on their behalf hereunder.

2.13,2.	Nothing in this Agreement shall be construed as creating any privity of contract between the Consultant and the Client.

2.13.3.	The Consultant shall be an independent contractor with respect to the Services and any Additional Services to be performed under this Agreement. Neither the Consultant nor its employees shall be deemed to be the servants or employees of the Client.

3.	OBLIGATIONS OF THE CLIENT

3.1.	Information: In order not to delay the Consultant in the performance of the Services, the Client shall within a reasonable time give to the Consultant free of cost all information and other design which may pertain to the Services which the Client is able to obtain.

3.2.	To the extent reasonably possible, Consultant shall bring to Client’s attention any obvious error or inadequacy in the data or information provided by the Client, the Consultant shall exercise all due diligence and verification needed to check the information provided and supplied by the Client or on behalf of the Client. However, the Consultant shall not be responsible or liable for any errors, incongruences or inadequacies in such information supplied or provided by the Client or any of its appointed contractors including the EPC Contractor, its sub-contractor, suppliers, vendors, licensor and information relating to the site conditions both surface and subsurface, feedstock composition”

3.3.	Client may assist Consultant to co-ordinate with other parties at Site; however, it is the Consultant’s obligation to coordinate with the relevant parties. Client shall provide in a timely fashion such information to Consultant as is reasonably necessary for the performance of the Services.

3.4.	The Client shall supply or where applicable arrange for others to supply to the Consultant without charge and in such reasonable time so as not to prevent, delay or disrupt the performance of the Services and any Additional Services all data, information and records relating to the Project which are in its possession or under its control and which are reasonably requested from time to time by the Consultant (but without prejudice to the Consultant’s obligation to obtain directly from the Contractor all such data, information and records as the Contractor may possess and as the Consultant may be properly required) and may give the Consultant such assistance as the Consultant may be reasonably required in connection with the performance of the Services and Additional Services, if any.

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3.5.	The Client shall issue to officials, agents and representatives of the concerned organizations, all such instructions as may be necessary or appropriate for prompt and effective implementation of the Services, provided such instruction is in compliance with clause 3.3. However, all such instructions shall be prepared by the Client upon the Consultant’s request.

3.6.	The Client shall use its best efforts to assist the Consultant to obtain permits which may be required for right-of-way, entry upon the lands and properties for the purposes of this Contract.

3.7.	Decisions: On all matters properly referred to him in writing by the Consultant the Client shall give his decision in writing within a reasonable time so as not to delay the Services

3.8.	Equipment and Facilities: The Client shall make available, free of cost, to the Consultant for the purpose of the Services the equipment and facilities described in Appendix 2 (Personnel, Equipment, Facilities, and Services of Others to be provided by the Client).

3.9.	Services of Others: The Client shall at his cost arrange for the provision of services from others as described in Appendix 2 [Personnel, Equipment, Facilities and Services of Others to be provided by the Client], and the Consultant shall cooperate with the suppliers of such services but shall not be responsible for them or their performance.

3.10.	Client’s Representative: The Client shall designate an official or individual to be his representative for the administration of the Agreement.

3.11.	Payment of Services: the Client shall pay the Consultant for the Services in accordance with clause 9 of this Agreement.

4.	OBLIGATIONS OF THE CONSULTANT

4.1.	Scope of Services: The Consultant shall perform the Services relating to the Project. The scope of the services is stated in Appendix 1 (Scope of Services).

4.2.	Normal Services: are those which are described in Appendix 1, and which the Consultant is obliged to perform under this Agreement.

4.3.	Additional Services: are those which are not Normal, but are performed by the Consultant pursuant to Clause 11 of this Agreement.

4.4.	Duty of Care and Exercise of Authority:

4.4.1.	The Consultant shall exercise responsible skill, care and diligence in the performance of his obligations under this Agreement.

4.4.2.	Where the Services include the exercise of powers or performance of duties authorized or required by the terms of a contract between the Client and any third party, the Consultant may;

(a)	have due regard to the third party contract provided that the details of such powers and duties are acceptable to him and agreed in writing where they are not described in Appendix 1 [Scope of Services];

(b)	if authorized to certify, determine or exercise discretion to do so fairly between the Client and third party not as an arbitrator but as an independent professional exercising his judgment with reasonable skill, care and diligence; and

(c)	if so authorized vary the obligations of any third party, subject to obtaining the prior approval of the Client to any variation which can have an important effect on costs or quality or time (except in any emergency when the Consultant shall inform the Client as soon as practicable).

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4.5.	The Consultant shall perform the Services and carry out their obligations with all due diligence, efficiency, and economy, in accordance with generally accepted professional techniques and practices, and shall observe sound management practices, and employ appropriate advanced technology and safe methods. The Consultant shall always act, in respect of any matter relating to this Contract or to the Services, as faithful advisers to the Client, and shall at all times support and safeguard the Client’s legitimate interests in any dealings with other parties.

4.6.	The Consultant shall review and approve all and any invoice issued by the EPC Contractor which is generated with respect to the Project, and provide such approvals to the Client and the Financing Party upon receiving written instruction from the Client.

4.7.	The Consultant shall perform the Services in accordance with the Applicable Law and shall take all practicable steps to ensure that any Sub Consultant (if any), as well as the Personnel of the Consultant and any Sub Consultant, comply with the Applicable Law.

4.8.	The Consultant warrants to the Client that it has exercised and will continue to exercise in the performance of the Services and the Additional Services, (if any), all the reasonable skill, care and diligence to be expected of a properly qualified and competent professional experienced in carrying out services for a project of a similar size, scope and complexity to the Project.

4.9.	Without prejudice to the generality of clause 4.8, the Consultant shall:

4.9.1.	keep the Client fully and properly informed on all aspects of the Project for which the Consultant is responsible and provide the Client with such information and comments as it may from time to time be required from the Consultant with regard to the Project promptly and in good time so as not to delay or disrupt the progress of the Project or to cause the Client to be in breach of any of its obligations under any of the Third Party Agreements;

4.9.2.	use all reasonable endeavours to cause the Works to be completed within the Time for Completion;

4.9.3.	Consultant shall at all times perform Services with due diligence and use all reasonable endeavours to ensure that the EPC Contractor and other third parties comply with their obligations under their respective contracts with Client, which the Consultant is required to manage.

4.9.4.	Consultant shall independently perform Services and manage the EPC phase of the Project in accordance with the terms and conditions of this Agreement in a diligent and prudent business like consultant working in the sole interest of the Client and the Project. Consultant shall nevertheless be required to obtain prior Client’s approval on all critical issues as listed under the clause. For the avoidance of doubt, the above shall include but not be limited to all legal, financial and commercial matters that require exercise by Client of financial or other delegation of authority, including but not limited to the following: Contractual Notices, vendor / sub-contractor, award recommendations for purchase orders, concessions requests / design deviations, changes to terms / conditions, variations, completion / acceptance certificates, settlement of claims, variations and disputes, waiver of liquidated damages, termination / cancellation, completion and acceptance, etc.

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4.9.5.	Consultant shall be responsible for bringing to Client’s attention all such issues requiring Client’s input in a timely manner. Consultant shall also promptly notify Client of any circumstances that may delay or adversely affect the Services.

4.9.6.	Consultant shall be responsible for reviewing / approving EPC Contractor’s documents / deliverables in accordance with the requirements of the EPC Contract. Consultant shall take into consideration Client comments on any such document.

4.9.7.	Perform the Services and any Additional Services in such manner and at such time so that no act, omission or default of the Consultant shall cause the Client to be in breach of any applicable Laws or to be in breach of any of the Third Party Agreements or of the Construction Contracts;

4.9.8.	give to the Client such assistance as it may be reasonably required in assessing any claims made by or against the Contractor or any other party engaged in connection with the Works or any of the other parties to the Third Party Agreements during the Construction stage of the Project;

4.10.	The Consultant warrants and represents that:

(a)	it is validly existing under the Laws of its jurisdiction;

(b)	it has the legal capacity to undertake the Services in the United Arab Emirates and the Emirate of Fujairah and at all times comply with applicable Laws;

(c)	it has the power to enter into and perform, and has taken all necessary action to authorize the entry into, and performance of, this Agreement; and

(d)	It is in compliance in all material respects with all applicable Laws.

4.11.	Anything supplied by or paid for by the Client for the use of the Consultant shall be the property of the Client and where practicable shall be so marked. The Consultant shall not use the Client’s property for any purpose other than for the performance of the Services. The Consultant is not entitled to exclusive use of the Client’s property. The Consultant shall maintain the Client’s property with care, and shall return such property to the Client when so requested by the Client.

4.12.	Representatives: For the administration of the agreement the Consultant shall designate an official or individual to be his representative.

4.13.	Changes in personnel: If it is necessary to replace any of the personnel provided by the Consultant due to unsatisfactory performance, the Consultant shall arrange for replacement by the person of comparable competence as soon as reasonably possible.

4.14.	The cost of such replacement shall be borne by the Consultant except where the replacement is requested by the Client and in such case, the Client shall bear the cost of replacement unless it is agreed the replacement is due to misconduct or inability to perform satisfactorily.

5.	SCOPE OF SERVICE

5.1.	The Consultant shall provide the Services set forth, or incorporated by reference, in Appendix 1-, attached hereto and incorporated herein by reference (“Services”), in accordance with the terms set forth therein.

5.2.	The Consultant shall carry out the Services in accordance with the law and in accordance with the best engineering practices.

5.3.	The Consultant shall satisfy itself as to the nature and scope of the work required by the Services and shall ensure that it has sufficient personnel at all times throughout the duration of this Contract who possess the appropriate skills and are sufficiently experienced, efficient and qualified to perform the tasks required of them. The Consultant shall be liable for any act, omission, negligence, error, or lack of skill, care or diligence by the Consultant or its personnel in the performance of the Services or in respect of any liability imposed under law or under this Contract.

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5.4.	Notwithstanding the terms set in clause 5.3, the Consultant shall not be responsible for the performance of the EPC Contractor, subcontractors, or any other 3rd Party working on the Project. The Consultant shall not be liable for any act, omission, negligence, error, or lack of skill, care or diligence by the EPC Contractor, subcontractors, or any other 3rd Party working on the Project. However, the Consultant shall promptly bring to the notice of the Client with regards to the performance, any act of omissions, errors, negligence or lack of skill on the part of the Contractor, and any of its sub-contractor, vendors, suppliers, etc.”

5.5.	The Consultant’s personnel shall attend all meetings as may be mutually agreed between the Parties and specified in the Project Communication and Coordination Procedure to be prepared by the Consultant upon the commencement of this Project. The Consultant shall be represented at these meetings by personnel with suitable authority, experience and qualifications, who can make direct and reasonable contributions to such meetings.

6.	COMMENCEMENT AND COMPLETION

6.1.	The Agreement is effective from the date of receipt by the Consultant of the Client’s letter of acceptance of the Consultant’s proposal or the date of the latest signature necessary to complete the formal Agreement, if any, whichever is the later.

6.2.	The Services shall be commenced on the Commencement Date as specified in Appendix 3.

6.3.	In these circumstances: (a) if certain Services have to be suspended, the time for their completion shall be extended until the circumstances no longer apply plus a reasonable period not exceeding 42 days for resumption of them; and (b) if the speed of performing certain Services has to be reduced, the time for their completion shall be extended as may be made necessary by the circumstances.

6.4.	The Services shall lapse till the completion of the Works/Project, as per the EPC Contract Time for Completion (as may be mutually agreed between the Employer and the EPC Contractor).

7.	VARIATION

7.1.	The Consultant shall not be required to commence the varied Services until such time as the Client has given his written approval of the fees associated with the varied Services. At any time, either party may give the other party a variation notice requesting a variation.

7.2.	If the variation notice is given by the Client, the notice shall include details of the proposed variation. Within 7 days after receipt of the notice and before the Consultant carries out the variation, the Consultant shall give the Client a notice (together with full supporting details) setting out:

(a)	any objection the Consultant has to the proposed variation;

(b)	a detailed breakdown of any adjustment to this Contract that would be necessary in order to enable the Consultant to perform its obligations under this Contract;

(c)	the steps the Consultant proposes to take to implement the proposed variation; and

(d)	a detailed breakdown of any increase or decrease in the Contract fees and Project price as a result of the proposed variation.

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7.3.	If the variation notice is given by the Consultant, the notice shall (together with full supporting details) set out:

(a)	details of the proposed variation; and

(b)	all of the matters referred to in Article 7.2(b) to 7.2(d) inclusive.

7.4.	Within 14 days after receipt of a Variation Notice from the Consultant, the Client shall give the Consultant a notice setting out any objection the Client has to the proposed variation.

7.5.	Within 14 days after the time period referred to in either Article 7.2 or 7.4 as relevant, the parties shall attempt to reach agreement on whether to proceed with the proposed variation and the terms and conditions of that Variation. If the parties have not reached agreement within that period, the Client shall make the determination, acting reasonably. With respect to any increase or decrease in the Contract fees as a result of the proposed variation, the Client’s determination shall be made on the basis of the rates and prices referred to in Appendix 3 (including any schedule of rates). If there are no such applicable rates and prices, then a fair and reasonable valuation of the Variation shall be made by the Client. This valuation will include an amount comprising profit and overheads (including project and head office).

7.6.	Promptly after the Parties have agreed, or the Client has determined and the Consultant has accepted such determination, a variation in accordance with Article 7.5, the Client shall give the Consultant a contract addendum setting out the details of the agreed or determined variation. Within 7 days after receiving the contract addendum, the Consultant shall return to the Client a copy of that contract addendum signed on behalf of the Consultant.

7.7.	In the case of variation due to the extension of the duration of the Project Management Consultancy service, the amount to be paid by the Client shall be as specified in Appendix 3 —Remuneration, Payment and Commencement.

7.8.	The Consultant is not entitled to any payment (pursuant to this Contract or otherwise at law) in relation to any variation of the Services unless that variation has been agreed or determined in accordance with this Article 7.

7.9.	No Variation issued in accordance with this Contract will vitiate or invalidate this Contract.

8.	TERMINATION

8.1.	By the Client:

8.1.1.	The Client may terminate this Contract, by not less than Sixty (60) days written notice of termination (“Effective Date of Termination”) to the Consultant, to be given after the occurrence of any of the events specified in paragraphs (a) through (d) of this Sub-Clause 8.1.1

(a)	if the Consultant do not remedy a failure in the performance of their obligations under the Contract, within thirty (30) days after being notified or within any further period as the Client may have subsequently approved in writing;

(b)	if the Consultant become insolvent or bankrupt or enter into any agreements with their creditors for relief of debt or take advantage of any law for the benefit of debtors or go into liquidation or receivership whether compulsory or voluntary;

(c)	if the Consultant fails to comply with any final decision reached as a result of arbitration proceedings;

(d)	if it is shown that the Consultant is in breach of Clause 2.9 and notwithstanding any penalties or other sanctions to which the Consultant may be subject under the laws of UAE, the Client will be entitled to terminate the Agreement in accordance this Clause 8.1.1 and the Consultant shall be deemed to have breached Clause 4.

8.1.2.	Notwithstanding any penalties that may be enforced against the Consultant under the laws of UAE; the Consultant will be deemed to be in breach of Clause 4, and the Client will be entitled to terminate the Agreement with proper reason, and in accordance with Clause 8.1.1 for the followings:

(a)	In case of misrepresentation of facts during selection or execution of agreement including the use of collusive practices by the Consultant intended to influence the selection process or the execution of a contract.

(b)	If the Consultant offering, giving, receiving or soliciting anything of value with a view to influence the behavior or action of anyone, whether a public official or otherwise, directly or indirectly during the selection process or service period of the Agreement.

8.1.3.	The Client may terminate this Contract, or any part thereof, at any time for its convenience in case of the project suspension or cessation by giving at least 60 days’ notice of termination Following such termination as specified in Clause 8.1, the Client shall pay to the Consultant such sums as are due to the Consultant for its performance of its obligations under this Contract up to and including the Effective Date of Termination. In the case of Project suspension, the Consultant retains the exclusive right to continue providing its services once the Project is recommenced.

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8.1.4.	“If the Consultant has provided the Client with notices for force majeure events which in total a period exceeding 2 months, the Client may terminate the Contract by giving at least 7 days’ notice period after the force majeure event lasting more than 2 months, or within one week of a force majeure event that is deemed in the opinion of the Parties to have a long term devastation outcome which has the potential to stall the Project”

8.2.	By the Consultant:

8.2.1.	The Consultant may terminate this Contract, by not less than Sixty (60) days written notice to the Client, such notice to be given after the occurrence of any of the events specified in paragraphs (a) through (c) of this Sub-Clause 8.2.1:

(a)	if the Client fails to pay any monies due to the Consultant pursuant to this Contract and not subject to dispute within thirty (30) days after receiving written notice from the Consultant that such payment is overdue;

(b)	if the Client is in material breach of its obligations pursuant to this Contract and has not remedied the same within thirty (30) days (or such longer period as the Consultant may have subsequently approved in writing) following the receipt by the Client of the Consultant’ notice specifying such breach;

(c)	if the Client fails to comply with any final decision reached as a result of arbitration proceedings.

8.3.	Cessation of Services

8.3.1.	Upon receipt of notice of termination under clause 8, the Consultant shall take all necessary steps to bring the Services to a close in a prompt and orderly manner and shall make every reasonable effort to keep expenditures for this purpose to a minimum.

8.3.2.	Termination of the Agreement shall not prejudice or affect the accrued rights of Parties or claims and liabilities of the Parties.

8.3.3.	After termination of the Agreement, the provisions of Clause 12 shall remain in force.

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8.4.	Payment upon Termination

8.4.1.	Upon termination of this Contract pursuant to clause 8.1 or 8.2, the Client shall make the following payments to the Consultant:

(a)	Remuneration and reimbursable direct costs expenditure pursuant to Clause 9 for Services satisfactorily performed prior to the effective date of termination. Effective date of termination for purposes of this Sub-Clause means the date when the prescribed notice period would expire.

9.	REMUNERATION AND PAYMENT

9.1.	Remuneration and Payment

9.1.1.	The remuneration payable to the Consultant in respect of the Services shall consist of a fixed fee to be paid in accordance with Appendix 3. The Fee is inclusive of all expenses, disbursements, wages of the Consultant’s personnel (as per the employment policy of the Consultant’s organization), overheads expenditure relating to Consultant Operations and all fees required to be paid by the Consultant in connection with the performance of the Services.

9.1.2.	Where the Client has required the Consultant to appoint selected consultant as the Consultant’s sub consultant or any other third parties, fees owed to those sub-consultants or third party shall be paid by the Client in addition to the Consultant’s own fees.

9.1.3.	Any third party services such as soil investigation, Independent certifier, material testing, and host of other services not enlisted in the Appendix 1; shall be borne by the Client pursuant to the provision of this sub-clause 9.1.3. The Consultant shall not be responsible nor bear any liability for the performance nor the timely completion of any third party activities, and in such event that the delay of third party services affect the completion of the Project.

9.1.4.	In the event the Services are impeded or delayed by the Client or the project suspended, the Fees payable to the Consultant shall be paid while the delay lasts; provided the Consultant has complied with its obligations under the Contract.

9.1.5.	The Client shall pay the Consultant for Normal Services in accordance with Consultant the Conditions and with the details stated in Appendix 3 [Remuneration and Payment], and shall pay for Additional Services at rates and prices which are given in or based on those in Appendix 3 [Remuneration and Payment] so far as they are applicable but otherwise as are agreed in accordance with Clause7.2.

9.1.6.	Unless otherwise agreed in writing the Client shall pay the Consultant in respect of any Additional Services:

(a)	The extra time spent by the Consultant’s personnel in the performance of the Services; and

(b)	The net cost of all other extra expense incurred by the Consultant, provided the Client has provided prior approval on such expenses.

9.1.7.	The currencies applicable to the Agreement are those stated in Appendix 3 [Remuneration and Payment].

9.1.8.	If any item or part of an item in an invoice submitted by the Consultant is contested by the Client, the Client shall give a notice of his intention to withhold payment with reasons and shall not delay payment on the remainder of the invoice, provided the Consultant has provided the Client with an invoice setting out the uncontested amounts

9.2.	Time for Payment

9.2.1.	Amounts due to the Consultant shall be paid within 30 days of the Consultant’s invoice. The invoice shall include the reference number for this Contract, the invoice number, the period or Services covered by the invoice, the project name and the Contract reference.

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9.2.2.	The Client shall not withhold payment of any fee properly due to the Consultant without giving the Consultant a notice of his intention to withhold payment, with reasons, no later than fourteen (14) days prior to the date on which the fee payment becomes due. If no such notice of an intention to withhold payment is given then the Consultant shall have an enforceable contractual right to such payment.

10.	THE CONSULTANT’S PERFORMANCE

10.1.	The Services. The Consultant:

(a)	shall promptly provide to the Client the notices, documents and other information requested by the Client as may be relevant to the Consultant’s scope of work under this Agreement, to properly perform its obligations under any Project agreement;

(b)	shall monitor the compliance with occupational, environmental protection, health and safety by all personnel and contractors (including the main contractor) on the Site against the applicable environmental and safety regulations of the relevant authorities. In addition, the Consultant shall provide reports to the Client regarding compliance and non-compliance with the same;

(c)	shall immediately advise the Client of any variance from the performance schedule, the EPC Master Programme, or the Project budget; and

(d)	may notify the Client forthwith if the Consultant has reasonable grounds to believe that the design provided by the Client’s contractors engaged on the Project (including the EPC Contractor) is not expected to be within the Project budget.

10.2.	Interface and Co-ordination. The Consultant shall:

(a)	be responsible for the co-ordination of and interface between the Client’s consultants and contractors employed or otherwise engaged in respect of the Project (including the EPC Contractor); and the Client shall ensure adequate authority are vested with the Consultant to ensure such coordination and all parties shall be duly notified of such authority.

(b)	ensure that the EPC Contractor engaged on the Project comply with the requirements of the EPC Contract with the Client and promptly inform the Client of any and all instances where the EPC Contractor is or may be in breach of its obligations under the EPC Contract with the Client;

(c)	attend meetings requested by the Client, take minutes of those meetings and ensure such minutes are circulated for comment.

10.3.	Authority. Unless otherwise stated in this Contract, the Consultant does not have the authority, without the Client’s approval, to:

(a)	make or agree, on behalf of the Client, any amendment to a Project agreement, or relieve any third parties of their duties, obligations or responsibilities under separate contractual arrangements with the Client;

(b)	make, agree to or authorise any variation of the form, quality, quantity or extent of the works or services being performed by third parties under separate contractual arrangements with the Client;

(c)	approve any claim (whether for an extension of time or otherwise) requested by third parties or otherwise under separate contractual arrangements with the Client;

(d)	enter into any contractual or other commitment on behalf of the Client;

(e)	act on any instructions received from a third party;

(f)	approve any variation or amendment to any programme requested by a third party or under separate contractual arrangements with the Client; or

(g)	order tests to be carried out or witnessed at any place other than within the United Arab Emirates.

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10.4.	Standard of Performance. The Consultant shall ensure that the Services are performed in accordance with and that the Project documents and agreements comply with:

(a)	the Time for Completion;

(b)	the Project budget; and

(c)	this Contract.

10.5.	Environment, Health and Safety Plan. The Client may, upon reasonable notice to the Consultant, request evidence from the Consultant of the EPC Contractor’s compliance with the Environment, Health and Safety Plan and its respective environmental, health and safety and quality assurance plans. The Consultant shall request and provide to the Client such evidence within the time requested by the Client.

11.	ADDITIONAL SERVICES

11.1	Additional Services means: (a) Services as approved by the Client outside the Scope of Services described in Appendix 1; (b) Services to be performed during the period extended, beyond the original schedule time for completion of the Services; (c) any re-doing of any part of the Services as a result of Client’s instructions. Additional Services shall constitute a variation as defined in Article 7.

11.2.	If, in the opinion of the Client, it is necessary to perform Additional Services during the currency of the Contract for the purpose of the Project, the Consultant, with the prior written authorization of the Client, shall carry out such Additional Services and the Consultant shall submit proposal for such Additional Services for Client’s Approval prior to the performance of such Additional Services in accordance with Article 7.

11.3.	The Consultant shall not be entitled to receive any payment for the performance of Additional Services unless it has complied with this Article 7 prior to the commencement of any such Additional Services.

12.	LIABILITY, INDEMNITY, COMPENSATION AND INSURANCE

12.1.	Liability of the Consultant: The Consultant shall only be liable to pay compensation to the Client arising out of or connection with the agreement if a breach of Clause 4 is established against him.

12.2.	Liability of the Client: The Client shall be liable to the Consultant if a breach of his duty to the Consultant is established against the Client.

12.3.	Compensation: If it is considered either party is liable to the other compensation shall be payable only on the following terms:

(a)	Such compensation shall be limited to the amount of reasonably foreseeable loss and damage suffered as a result of such breach but not otherwise.

(b)	In any event the amount of such compensation shall be limited to the amount specified in Clause 12.5

(c)	If either party is considered to be liable jointly with third parties to the other, the proportion of compensation payable by that party shall be limited to that proportion of liability which is attributable to his breach.

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12.4.	Duration of Liability: Notwithstanding anything else in this Agreement or any legal requirement of the UAE, neither the Client nor the Consultant shall be considered liable for any loss or damage resulting from any occurrence unless a claim is formally made on him during the duration of this Agreement and up until a period of 6 months after the date of commissioning or the date of the taking-over certificate, whichever is earlier.

12.5.	Limit of Compensation:

12.5.1.	“The Consultant shall be liable to the Client, if a breach of its obligations to the Client is established against the Consultant. The total liability of the Consultant on any & all claims, whether in contract, tort (including negligence) or otherwise arising out of or connected with or resulting from the furnishing of service, shall be exclusively claimed against the Consultant’s Professional Indemnity insurance.”

12.5.2.	The Consultant will be liable to maintain a valid and applicable Professional Indemnity Insurance against his liability which may arise during the Project in relation to the Consultant’s Obligations under this Agreement.

12.5.3.	The maximum amount of compensation payable by either party to the other in respect of liability under clause 12.1 is limited to the sum of USD 2,000,000 (Two Million United States Dollars) which represents the total sum of the Consultant’s Professional Indemnity Insurance. This limit is without prejudice to any agreed compensation imposed by this Agreement.

12.5.4.	Each party agrees to waive all claims against the other in so far as the aggregate of compensation which might otherwise be payable exceeds the maximum amount payable.

12.6.	Indemnity: So far as the law governing this agreement permits, the Client shall indemnify the Consultant against the adverse effects of all claims including claims by third parties which arise out of or in connection with the Agreement including any made after the expiry of the period of liability referred to in Clause 12.4, except insofar as they are covered by the insurance arranged under the terms of Clause 12.5.

12.6.1.	Notwithstanding its obligations under this Agreement or otherwise at law or any other jurisdiction, the Consultant shall maintain professional indemnity insurance with insurers acceptable to the Client to cover any liability the Consultant owes to the Client relating to performance of the Services under this Agreement throughout its duration and the duration of liability under Clause 12.4.

12.7.	The Consultant shall maintain Professional Indemnity insurance throughout the duration of this Agreement and for 6 months thereafter.

13.	DISPUTE AND ARBITRATION

13.1.	The parties agree to seek to resolve any dispute or difference of any kind whatsoever arising between them under or in relation to the Contract or the subject matter thereof amicably before referring any such dispute or difference to the Management Committee or arbitration in accordance with the following provisions of this clause 13.

13.2.	If in the opinion of either party it is not possible to settle a dispute or difference through mutual consultation that party shall first refer the dispute or difference in writing to a committee comprising one senior manager of each of the parties or such replacement persons as may be nominated from time to time who shall not be involved in the day to day running and/or management of the Contract (the “Management Committee”) with a copy of the notice of referral to the other party. The Management Committee shall convene at a mutually agreed venue within seven (7) days of the notice of referral to consider the information available and shall provide an opinion within twenty one (21) days of the notice of referral, provided that the parties may agree to longer periods for convening the Management Committee and for it to provide an opinion.

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13.3.	If, within such twenty-one (21) day or longer period as aforesaid, a unanimous decision is reached by the Management Committee resolving the dispute or difference, such decision shall be final and binding on the parties.

13.4.	If the parties fail to resolve any dispute or difference amicably or via the Management Committee in accordance with Clause 1Error! Reference source not found.3.3 (including where the Management Committee does not reach an unanimous decision or is not properly convened in accordance with Clause 13.2), the dispute or difference shall (on the basis that a party wishes to pursue the dispute or difference) be referred to final determination by arbitration in accordance with clause 13.5 to 13.6.

13.5.	The arbitration shall be conducted according to the Rules of the Abu Dhabi Commercial Conciliation and Arbitration Center (the “Rules”). The seat of arbitration shall be Abu Dhabi or any other mutually agreeable location. The language of the arbitration shall be English. In case of conflict between the Rules and the provisions of this clause, the provisions hereof shall prevail. The arbitral tribunal shall consist of a sole arbitrator the identity of whom the parties shall agree to. If the parties fail to agree to the identity of an arbitrator within a period of twenty (20) days after notice of the arbitration, then such arbitrator shall be nominated and appointed in accordance with the Rules.

13.6.	Notwithstanding any reference to dispute resolution hereunder, the parties shall continue to perform their respective obligations under the Contract unless the Parties otherwise agree.

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